Exhibit 15.1

To the Board of Directors and Stockholders of Freeport-McMoRan Copper & Gold Inc.:

We are aware of the incorporation by reference in the Registration Statement (Form S-8) of our report dated May 6, 2013 relating to the unaudited condensed consolidated interim financial statements of Freeport-McMoRan Copper & Gold Inc. that is included in its Form 10-Q for the quarter ended March 31, 2013.

/s/ Ernst & Young LLP

Phoenix, Arizona

June 3, 2013